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Exhibit 5.1

D A V I S P O L K & W A R D W E L L
450 LEXINGTON AVENUE NEW YORK, N.Y. 10017 1300 I STREET, N.W. WASHINGTON, D.C. 20005 99 GRESHAM STREET LONDON EC2V 7NG 15, AVENUE MATIGNON 75008 PARIS	1600 El Camino Real Menlo Park, CA 94025 650 752 2000 FAX 650 752 2111 WRITER'S DIRECT 650 752 2000	MESSETURM 60308 FRANKFURT AM MAIN MARQUÉS DE LA ENSENADA, 2 28004 MADRID ESPAÑA 1-6-1 ROPPONGI MINATO-KU, TOKYO 106-6033 3A CHATER ROAD HONG KONG

March 3, 2006

FormFactor, Inc.
7005 Southfront Road
Livermore, California 94551

Ladies and Gentlemen:

          We have acted as counsel for FormFactor, Inc., a Delaware company (the "Company") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the sale from time to time of the Company's (i) shares of common stock, par value $0.001 per share (the "Common Stock") of the Company; (ii) shares of preferred stock, par value $0.001 per share (the "Preferred Stock") of the Company; and (iii) debt securities (the "Debt Securities"), which may be issued pursuant to an indenture (the "Indenture") between the Company and a trustee (the "Trustee") to be selected by the Company.

          We, as your counsel, have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

          On the basis of the foregoing, we advise you that, in our opinion:

            1.      When the necessary corporate action on the part of the Company has been taken to authorize the issuance and sale of such shares of Common Stock proposed to be sold by the Company, and when such shares of Common Stock are issued and delivered in accordance with the applicable underwriting or other agreement, such shares of Common Stock will be validly issued, fully paid and non-assessable.

            2.      Upon designation of the relative rights, preferences and limitations of any series of Preferred Stock by the Board of Directors of the Company and the proper filing with the Secretary of State of the State of Delaware of a Certificate of Designations relating to such series of Preferred Stock, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered in accordance with the applicable underwriting or other agreement, such shares of Preferred Stock will be validly issued, fully paid and non-assessable.

            3.      When the Indenture and any supplemental indenture to be entered into in connection with the issuance of any Debt Securities have been duly authorized, executed and delivered by the Trustee and the Company; the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the Indenture; and such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture and the applicable underwriting or other agreement, such Debt Securities will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and equitable principles of general applicability.

          In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such security, (i) the Board of Directors shall have duly established the terms of such security and duly authorized the issuance and sale of such security and such authorization shall not have been modified or rescinded; (ii) the Registration Statement shall have been deemed or declared effective and such effectiveness shall not have been terminated or rescinded; and (iii) there shall not have occurred any change in law affecting the validity or enforceability of such security. We have also assumed that none of the terms of any security to be established subsequent to the date hereof, nor the issuance and delivery of such security, nor the compliance by the Company with the terms of such security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

          We are members of the Bars of the States of New York and California and the foregoing opinion is limited to the federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware (the "DGCL"), including reported decisions interpreting the DGCL.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the reference to our name under the caption "Validity of Securities" in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

          This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

Very truly yours,
/s/ DAVIS POLK & WARDWELL

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  Exhibit 5.1